Exhibit 10.1

2450 N Street, NW

Washington, DC 20037

Tel: 202-295-4200

Confidential Fax: [private line]

April 17, 2020

Mr. Sean Wallace

[private address]

Dear Sean:

Cogent Communications is offering you the position of Vice President, Chief Financial Officer and Treasurer. Your monthly starting salary will be $29,167, the equivalent of $350,000.00 if calculated annually. Your position will be located at Cogent’s headquarters in Washington, DC. This position is an “exempt” position and you will not be eligible for overtime compensation. Base salary will be paid semi-monthly. You will be an “at will” employee.

In addition to the cash compensation you receive, Cogent will grant to you 12,000 (twelve thousand) shares of common stock pursuant to Cogent’s standard grant terms. Twenty-five percent (25%) of these shares will vest on June 1, 2021, and the remainder will vest quarterly over the next three (3) years so that you will be fully vested after four (4) years of employment. Vesting ceases if you leave the company. The award of these shares is subject to approval by the Board of Directors. Thereafter, as a senior executive of the company, you will be eligible for additional grants of restricted stock.

In the event of a termination without Cause or termination for Good Reason (each used as defined in the attached Severance Agreement), you will be eligible upon approval by the Board of Directors for the benefits contained in the Severance Agreement attached to this letter.

As a member of Cogent’s team, you will be eligible to participate in Cogent’s health and dental insurance programs. Cogent pays a portion of the premium and you pay a portion. The portion paid by Cogent depends on your salary and the plan you choose but is always at least 50%. Cogent has also implemented a 401(k) retirement plan that is corporately administered; however, it requires individual contributions.  Cogent currently matches your contributions dollar for dollar up to a maximum contribution by Cogent equal to 2% of your salary (subject to the maximums permitted by law).  There is no vesting requirement.  You are at all times 100% vested in both your contributions and Cogent’s contributions.  You will accrue paid time off (PTO) at a rate of 30 days per year. Additionally, the company has 6 fixed major holidays. Benefits are subject to change.

Your employment will commence May 11, 2020 or at a mutually agreed to date between yourself and the company. Also, as a condition of employment, you will be required to sign Cogent’s standard agreements providing for invention disclosure and assignment, conflict of interest, non-disclosure of confidential information and arbitration of disputes. Your employment is also contingent upon completing the Form I-9 (Employment Eligibility Verification) and providing the required documentation establishing your legal right to work in the U.S. on your first day of employment. Please note that by law, the I-9 requirement must be met before you can begin work.

We look forward to having you join our team. If you have any further questions, please give me a call at [private phone number].

Best Regards,

Dave Schaeffer
Chief Executive Officer

Accepted and Agreed to by:

/s/ Sean Wallace	April 22, 2020
Sean Wallace	Date